                                                                   [EXHIBIT 3.2]

                          Articles of Amendment to the
                          Articles of Incorporation of
             Scientific NRG, Incorporated, a Minnesota corporation

         By unanimous resolution of the board of directors and by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote, Scientific NRG, Incorporated hereby amends its Articles of Incorporation as follows:

         RESOLVED, that the Articles of Incorporation are amended by striking
Article III of such Articles of Incorporation and by inserting and substituting the following Article III:

                                  ARTICLE III

         This corporation shall be authorized to issue forty million (40,000,000) shares of common stock with no par value. No shareholder of the corporation shall have any preemptive right to subscribe to or purchase any new or additional shares of any class of stock of this corporation. Each shareholder shall be entitled to one vote per share and there shall be no accumulative voting rights.

         RESOLVED, that the Articles of Incorporation are amended to provide for a reverse split of all of the issued and outstanding common stock of the corporation. The manner for effecting the division of the outstanding shares will be as follows

         Every five (5) shares of common stock which are issued and outstanding are automatically converted into one (1) share of common stock; provided however that the corporation shall issue one (1) full share of common stock to its shareholders for any fractional interest remaining after conversion of all outstanding shares pursuant hereto.

         This amendment has been adopted in accordance with the Minnesota Business Corporation Act.

                            CERTIFICATE OF AMENDMENT

         The undersigned, being the secretary of Scientific NRG, Incorporated, hereby certifies that the foregoing resolutions are valid resolutions duly adopted by the Board of Directors and by the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote at the special meeting of shareholders held October 24, 1996. This certification is made this 12th day of November 1996.

                                               /s/ Tami Miller
                                               ------------------------------
                                                   Tami Miller, Secretary